UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

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Kadant Inc.

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One Acton Place, Suite 202

Acton, MA 01720

April 26, 2005

Dear Stockholder:

I am pleased to invite you to attend the 2005 annual meeting of stockholders of Kadant Inc. The meeting will be held on Tuesday, June 7, 2005, at 2:30 p.m. at the Langham Hotel located at 250 Franklin Street, Boston, Massachusetts. Details regarding the business to be conducted at the meeting are described in the enclosed notice of the meeting and proxy statement.

This mailing also includes our 2004 annual report to stockholders, which contains information about our businesses and our 2004 financial statements, a proxy card for you to record your vote and a return, postage-paid envelope for your proxy card.

Your vote is very important. Whether or not you plan to attend the meeting in person, I hope you will vote as soon as possible. Please register your vote by completing and signing the enclosed proxy card and returning it to our transfer agent, American Stock Transfer & Trust Company, in the addressed, postage-paid envelope we have provided.

Thank you for your support and continued interest in Kadant.

Sincerely,

WILLIAM A. RAINVILLE Chairman and Chief Executive Officer

One Acton Place, Suite 202

Acton, MA 01720

April 26, 2005

To Stockholders of

KADANT INC.

NOTICE OF ANNUAL MEETING

The 2005 annual meeting of stockholders of Kadant Inc. will be held on Tuesday, June 7, 2005, at 2:30 p.m. at the Langham Hotel located at 250 Franklin Street, Boston, Massachusetts. The purpose of the meeting is to consider and take action upon the following matters:

1.	Election of two directors, constituting the entire class of directors to be elected for a three-year term expiring in the year 2008.

2.	Such other business as may properly be brought before the meeting and any adjournment of the meeting.

The record date for the determination of the stockholders entitled to receive notice of and to vote at the meeting is April 21, 2005. Our stock transfer books will remain open.

Our bylaws require that the holders of a majority of the shares of our common stock, issued and outstanding and entitled to vote at the meeting, be present in person or represented by proxy at the meeting in order to constitute a quorum for the transaction of business. Accordingly, it is important that your shares be represented at the meeting regardless of the number of shares you may hold. Whether or not you plan to attend the meeting in person, please promptly sign and return the enclosed proxy in the accompanying envelope, which requires no postage if mailed in the United States.

This notice, the proxy and proxy statement are sent to you by order of our board of directors.

SANDRA L. LAMBERT Vice President, General Counsel and Secretary

PROXY STATEMENT

This proxy statement is furnished in connection with the solicitation of proxies by the board of directors of Kadant Inc. for use at our 2005 annual meeting of stockholders to be held on Tuesday, June 7, 2005, at 2:30 p.m. at the Langham Hotel, 250 Franklin Street, Boston, Massachusetts, and at any adjournment of that meeting. The mailing address of our executive office is One Acton Place, Suite 202, Acton, Massachusetts 01720. The notice of annual meeting, proxy statement and the enclosed proxy are being first furnished to our stockholders on or about April 28, 2005.

VOTING PROCEDURES

Our board of directors intends to present to the meeting the nomination of two individuals for election to the class of directors whose three-year term will expire in 2008.

The holders of a majority of the shares of our common stock, $.01 par value per share, that are issued and outstanding and entitled to vote at the meeting constitute a quorum for the transaction of business at the meeting. Shares present in person or represented by proxy (including “broker non-votes” and shares that abstain or do not vote on one or more of the matters presented for stockholder approval) will be counted for purposes of determining whether a quorum exists at the meeting.

The election of directors is determined by a plurality of the votes cast by the stockholders entitled to vote on the election of directors. Each share of common stock you hold is entitled to one vote for or against a proposal. Shares represented by proxy will be voted in accordance with your instructions. You may specify your choice by marking the appropriate box on the proxy card. If your proxy card is signed and returned without specifying choices, your shares will be voted for the nominees listed, and as the individuals named as proxy holders on the proxy deem advisable on all other matters that may properly come before the meeting. An instruction to withhold authority to vote for a nominee for director will have no effect upon the outcome of the vote on the election of directors.

If you hold your shares in “street name” through a broker, bank or other representative, generally the broker or other representative may only vote the shares that it holds for you in accordance with your instructions. However, if the broker or other representative has not timely received your instructions, it may vote on certain matters for which it has discretionary voting authority. If a broker or other representative cannot vote on a particular matter because it does not have discretionary voting authority, this is a “broker non-vote” on that matter. Brokers have discretionary voting authority on the election of directors. On matters other than the election of directors presented to the stockholders at a meeting, shares that abstain from voting on the particular matter and broker non-votes will not be counted as voting on the matter and will have no effect upon the outcome of the vote on such matter.

Once you have returned your proxy, you may revoke it at any time before the shares are voted at the meeting by written notice received by our corporate secretary before the meeting, by executing and returning a new proxy bearing a later date or by voting in person at the meeting. Attendance at the meeting without voting will not revoke a previously submitted proxy.

When more than one stockholder share the same address, we may deliver only one annual report and one proxy statement to that address. Similarly, beneficial owners with the same address who hold their shares in street name through a broker, bank or other representative may have elected to receive only one copy of these documents at that address. We will promptly send a separate copy of either document to you if you request one by writing or calling us at Kadant Inc., One Acton Place, Suite 202, Acton, Massachusetts 01720 (telephone: 978-776-2000). If you are receiving multiple copies and would like to receive only one copy for your household in the future, you should contact your broker, bank or other representative if you hold shares in street name, or contact our transfer agent, American Stock Transfer & Trust Company, Shareholder Services Department, 59 Maiden Lane, New York, New York 10038 (telephone: 718-921-8200) if you hold shares in your own name.

Our outstanding capital stock entitled to vote at the meeting (which excludes shares held in our treasury) as of April 21, 2005, consisted of 13,939,600 shares of our common stock. Only stockholders of record at the close of business on April 21, 2005, will be entitled to vote at the meeting. Each share is entitled to one vote.

PROPOSAL 1

ELECTION OF DIRECTORS

Our board of directors is divided into three classes of directors serving staggered three-year terms, with each class being as nearly equal in number as possible. Directors for each class are elected at the annual meeting of stockholders held in the year in which the term for their class expires. Mr. Joaquim S.S. Ribeiro, whose term of office will expire on the date of the annual meeting, is not standing for reelection. We wish to express our appreciation of his service to our company during his tenure as a director.

Our board of directors has nominated the following two individuals for election as directors for the three-year term expiring in 2008: Dr. John M. Albertine and Mr. Thomas C. Leonard. Dr. Albertine is currently a member of our board of directors. Mr. Leonard has been nominated by our board of directors, upon the recommendation of the nominating and corporate governance committee. The process followed by the committee in selecting Mr. Leonard for nomination is described below under “Corporate Governance—Nomination of Directors.” Mr. Leonard was not identified or recommended by an existing stockholder, executive officer, or member of the board of directors, and no third-party search firm was used by the committee. If either nominee becomes unavailable, the persons acting under the proxy may vote the proxy for the election of a substitute nominee. Directors serve until the expiration of their terms, until their successors have been elected and qualified or until their earlier resignation, death or removal.

Our board of directors believes that the election of Dr. Albertine and Mr. Leonard as directors is in the best interests of our company and our stockholders and recommends a vote “FOR” their election.

Information regarding the business experience of each of our directors is provided below. Information on the stock ownership of our directors is provided in this proxy statement under the heading “Stock Ownership.”

Nominees for Director for the Three-Year Term That Will Expire in 2008

John M. Albertine	Dr. Albertine, 60, has been a member of our board of directors since June 2001. Dr. Albertine has been the chief executive officer of Albertine Enterprises, Inc., a consulting and merchant-banking firm, since 1990. He has also been a managing partner and founder of High Street Capital Management, LLC, a private equity fund, since March 2001. Dr. Albertine served as president of the American Business Conference, founded by Arthur Levitt, Jr., from 1981 to 1986; executive director of the Congressional Joint Economic Committee under Chairman Senator Lloyd Bentsen from 1979 to 1980; and as head of a presidential committee on aviation safety under President Ronald Reagan from 1987 to 1988. Dr. Albertine is also a director of Intermagnetics General Corp., chairman of the board of Semco Energy, Inc., and a trustee of the Virginia Retirement System, a public pension fund.

Thomas C. Leonard	Mr. Leonard, 50, has been nominated for election as a director by our board of directors. Mr. Leonard has been a managing director in the financial and economic consulting team at Huron Consulting Group LLC, a publicly traded management consulting firm, since December 2002. Mr. Leonard has over 25 years of experience in providing financial services to global and national organizations. Before joining Huron, Mr. Leonard was a senior partner at Arthur Andersen LLP, an independent accounting firm, from 1996 through 2002 and served as partner-in-charge of its New England assurance and business advisory practice. Mr. Leonard is a certified public accountant and a director of BayCorp Holdings, Ltd.

Our directors listed below are not up for election this year and will continue in office for the remainder of their terms or earlier in accordance with our bylaws.

Director Whose Term Will Expire in 2007

William A. Rainville	Mr. Rainville, 63, has been our president and chief executive officer since our incorporation in 1991, a member of our board of directors since 1992 and our chairman since August 2001. Mr. Rainville was chief operating officer, recycling and resource recovery, of Thermo Electron Corporation, a manufacturer of high-tech instrumentation, from 1998 until our spinoff from Thermo Electron in August 2001. He was also a senior vice president of Thermo Electron from 1993 to 1998. He joined Thermo Electron in 1972 and became a vice president in 1986. Prior to joining Thermo Electron, he held positions at Drott Manufacturing, Paper Industry Engineering and Sterling Pulp and Paper.

Directors Whose Term Will Expire in 2006

John K. Allen	Dr. Allen, 53, joined our board of directors in April 2002. Dr. Allen has been partner of West Falmouth Associates, LLC, a firm specializing in strategy and organizational effectiveness, since August 2004. Prior to founding West Falmouth Associates, Dr. Allen was the chairman, president and chief executive officer of Lawrence R. McCoy & Co., Inc., a privately held wholesale distributor of fencing, flooring, specialty building material and industrial wood components, from 2001 to 2004. From 1998 to 2001, Dr. Allen was a principal of Allen Associates, a national management consulting practice. From 1994 to 1998, he was an executive with WPI Group, Inc., a manufacturer of power conversion products, hand-held terminals and computers, and related software products. Dr. Allen is also a director of WICN, a non-profit public radio station.

Francis L. McKone	Mr. McKone, 70, has been a member of our board of directors since March 1998. Mr. McKone was chairman of the board of Albany International Corp., a worldwide supplier of paper machine fabrics, from 1998 until his retirement in June 2001. He also served as the chief executive officer of Albany International Corp. from 1993 to October 2000, as its co-chief executive officer from 1984 to 1993 and as its president from 1984 to 1998. Mr. McKone is currently a director of Albany International Corp. and is a trustee of the Rensselaer Polytechnic Institute.

Compensation of Directors

Each non-management director receives an annual retainer of $12,000 and meeting fees of $1,000 for attending regular meetings of our board of directors in person. No additional meeting fees are paid for participating in meetings of committees of our board of directors or meetings held by telephone. Directors are also reimbursed for their out-of-pocket expenses incurred in attending meetings of our board of directors.

Each non-management director also receives 2,500 restricted shares of our common stock annually under our directors’ restricted stock plan. The shares must be held for three years or until the director retires from our board of directors, whichever comes first. Restricted shares issued prior to April 2004 are required to be held for five years. Directors are permitted to sell enough shares to satisfy the federal and state income taxes incurred as a consequence of the issuance of shares. Only treasury shares may be issued under the plan, which has a five-year term. In the event of a change in control during the plan term and the failure of a director to be reelected within one year, the director will receive additional unrestricted shares equal to the number of shares he would have received if he had remained a director for the balance of the plan term. Restrictions on the shares lapse upon death.

Our non-management directors may also be granted stock options periodically under our equity incentive plan. On March 9, 2004, in conjunction with his appointment as a director, Mr. Ribeiro was granted an option to purchase 8,333 shares of our common stock at an exercise price of $19.84, the fair market value on the date of grant. Mr. Ribeiro’s option vested on the first anniversary of his appointment and is exercisable for two years after his resignation from the board of directors.

Our non-management directors were compensated under a different compensation structure prior to April 2004. Under that compensation structure, directors elected to be paid for their services in either cash or restricted stock.

Corporate Governance

Our board of directors believes that good corporate governance is important to ensure that our company is managed for the long-term benefit of stockholders. Our board of directors continues to review our governance practices in light of the Sarbanes-Oxley Act of 2002, new rules and regulations issued by the U.S. Securities and Exchange Commission (SEC) and the corporate governance rules of the New York Stock Exchange (NYSE) contained in its listing standards. Current copies of our corporate governance guidelines, committee charters and code of business conduct and ethics are available on our web site, www.kadant.com, in the Investors section under the caption “Corporate Governance,” and may also be obtained by any stockholder free of charge by writing to us at our principal executive office located at One Acton Place, Suite 202, Acton, Massachusetts 01720.

Independence of Non-management Directors. Our board of directors has determined that each of our non-management directors, Dr. Albertine, Dr. Allen, Mr. McKone and Mr. Ribeiro qualifies, and that Mr. Leonard, if he is elected as a director by the stockholders, will qualify, as an “independent director,” as defined in the listing requirements of the NYSE, on which our common stock is listed. Its findings included an affirmative determination that none of the non-management directors has a material relationship with our company. Our board of directors established guidelines to assist it in determining whether a director has a material relationship with our company. Under these guidelines, a director is not considered to have a material relationship with our company if (1) the director is independent, as defined in the NYSE corporate governance rules, and (2) the director:

•	receives, or has a family member that receives, less than $60,000 in direct compensation from our company for services rendered, excluding director and committee fees or deferred compensation for prior service;

•	is an executive officer of another company that does business with our company, unless the annual sales to, or purchases from, our company account for more than 2% or $1 million, whichever is greater, of the annual consolidated gross revenues of the company of which the director is an executive officer;

•	is an executive officer of another company that is indebted to our company, or to which our company is indebted, unless the total amount of either company’s indebtedness to the other is more than 1% of the total consolidated assets of the company of which the director is an executive officer; or

•	is an officer, director or trustee of a charitable organization, unless our company’s discretionary charitable contributions to the organization are more than the greater of $1 million or 2% of the organization’s total annual charitable receipts. For this purpose, the automatic matching of employee charitable contributions is not included in the amount of our company’s contributions.

In addition, ownership of a significant amount of our company’s stock, by itself, does not constitute a material relationship.

For relationships not covered by these guidelines, the determination of whether a material relationship exists is made by the other members of our board of directors who are independent.

Committees of the Board of Directors. Our board of directors has established an audit committee, a compensation committee and a nominating and corporate governance committee. Each committee operates under a charter that has been approved by our board of directors. Current copies of the committee charters are posted on our web site, as described above.

Our board of directors has determined that the members of each committee also meet the independence guidelines applicable to each committee set forth in the listing requirements of the NYSE.

The audit committee assists our board of directors in its oversight of the integrity of our financial statements, our compliance with legal and regulatory requirements, our independent auditor’s performance, qualifications and independence, and the performance of our internal audit function. The committee meets regularly with management and our independent auditor to discuss the annual audit of our financial statements, the quarterly reviews of our financial statements and our quarterly and annual earnings disclosures. During 2004, the members of the audit committee were Mr. McKone (chairman), Dr. Albertine, Dr. Allen and Mr. Ribeiro, and their committee report is included in this proxy statement under the heading “Audit Committee Report.” Mr. Ribeiro has been designated by the board of directors as the “audit committee financial expert” (as defined in Item 401(h) of Regulation S-K under the Securities Exchange Act of 1934, as amended). If our stockholders approve the election of Mr. Leonard to our board of directors, the board of directors intends to designate Mr. Leonard as the “audit committee financial expert.”

The compensation committee reviews the performance and determines the compensation of the chief executive officer and other officers of our company, administers employee compensation, incentive compensation and incentive programs and policies, and reviews and assesses management succession planning. The current members of the compensation committee are Dr. Albertine (chairman) and Mr. McKone.

The nominating and corporate governance committee identifies and recommends to our board of directors qualified candidates for nomination as directors, develops and monitors our company’s corporate governance principles and evaluates our board’s performance. The current members of the nominating and corporate governance committee are Dr. Allen (chairman) and Mr. McKone.

Attendance at Meetings. In 2004, our board of directors met six times, the audit committee met nine times, the compensation committee met twice, and the nominating and corporate governance committee met three times. Each director attended at least 75% of all meetings of our board of directors and committees on which he served that were held during 2004.

Under the company’s corporate governance guidelines, all directors are expected to attend the annual meeting of stockholders, to the extent practicable. All of our directors attended the 2004 annual meeting of stockholders.

Executive Sessions and Presiding Director. Our non-management and independent directors meet at regularly scheduled executive sessions without management. The presiding director at these sessions is rotated among the chairmen of the committees of the board of directors.

Nomination of Directors. The nominating and corporate governance committee identifies and evaluates director candidates and recommends to our board of directors qualified candidates for nomination as directors for election at the company’s annual meeting of stockholders or to fill vacancies on our board of directors. The process followed by the committee in fulfilling its responsibilities includes requests to board members and others for recommendations, meetings to evaluate biographical information, experience and other background material relating to potential candidates, and interviews of selected candidates.

In considering candidates, the committee applies the criteria for selection of directors adopted by our board of directors, which is an appendix to our company’s corporate governance guidelines. The committee assesses, in its judgment, the criteria possessed by the candidate, which include integrity; business acumen, experience and judgment; knowledge of the company’s business and industry; ability to understand the interests of various constituencies of the company and to act in the interests of all stockholders; potential conflicts of interest; and contribution to diversity on our board of directors. The committee believes that the backgrounds and qualifications of our company’s directors, considered as a group, should provide a significant breadth of experience, knowledge and abilities that assist the board of directors in fulfilling its responsibilities.

After completing its evaluation, the nominating and corporate governance committee makes a recommendation to our board of directors as to the persons who should be nominated for election to the board of directors, and our board of directors determines the nominees after considering the recommendation and report of the committee.

The nominating and corporate governance committee will consider candidates recommended by individual stockholders, if their names and credentials are provided to the committee on a timely basis for consideration prior to the annual meeting. Stockholders who wish to recommend an individual to the nominating and corporate governance committee for consideration as a potential candidate for director should submit the name, together with appropriate supporting documentation, to the committee at the following address: Nominating and Corporate Governance Committee, c/o Corporate Secretary, Kadant Inc., One Acton Place, Suite 202, Acton, Massachusetts 01720. A submission will be considered timely if it is made during the timeframes disclosed in this proxy statement under “Stockholder Proposals.” The submission must be accompanied by a statement as to whether the stockholder or group of stockholders making the recommendation has owned more than 5% of the company’s common stock for at least a year prior to the date the recommendation is made. Submissions meeting these requirements will be considered by the committee using the same process and applying substantially the same criteria as followed for candidates submitted by others. If our board of directors determines to nominate and recommend for election a stockholder-recommended candidate, then the candidate’s name will be included in our company’s proxy card for the next annual meeting of stockholders.

Stockholders also have the right under our company’s bylaws to directly nominate candidates for director, without any action or recommendation on the part of the nominating and corporate governance committee or the board of directors, by following the procedures described in this proxy statement under “Stockholder Proposals.” Candidates nominated by stockholders in accordance with these bylaw procedures will not be included in the company’s proxy card for the next annual meeting of stockholders.

Communications with Independent Directors. Stockholders and other interested parties who wish to send written communications on any topic to the board of directors, or the presiding director of executive sessions of the non-management and independent directors, may do so by addressing such communications to the Board of Directors, c/o Corporate Secretary, Kadant Inc., One Acton Place, Suite 202, Acton, Massachusetts 01720. Our board of directors has directed the corporate secretary to monitor communications and to forward communications on important substantive matters, such as long-term strategy or corporate performance. Matters that relate to ordinary business affairs, personal grievances and repetitive and duplicative communications are to be directed to appropriate members of management for response.

Code of Business Conduct and Ethics. The company has maintained a code of business conduct and ethics, applicable to all its employees for many years. A current copy of the company’s code of business conduct and ethics is posted on our web site, www.kadant.com, in the Investors section under the caption “Corporate Governance.” We intend to disclose any amendments to, or waivers from, our code of business conduct and ethics on our web site at that location.

STOCK OWNERSHIP

The following table sets forth the beneficial ownership of shares of our common stock as of March 1, 2005, with respect to (i) those persons we know to beneficially own more than 5% of the outstanding shares of our common stock based on our review of filings made with the SEC, (ii) each of our directors and nominees for director, (iii) each of our executive officers named in the summary compensation table under the heading “Executive Compensation” and (iv) all of our directors and current executive officers as a group. Unless otherwise indicated, the address of any person or entity listed is c/o Kadant Inc., One Acton Place, Suite 202, Acton, Massachusetts 01720.

	Shares of Common Stock Beneficially Owned
Name of Beneficial Owner (1)	Number (2)	% of Class
PNC Financial Services Group, Inc. (3)	1,543,318	11.1%
Dimensional Fund Advisors Inc. (4)	1,039,531	7.6%
Wellington Management Company, LLP (5)	1,010,156	7.3%
Wachovia Corporation (6)	945,699	6.8%
John M. Albertine	12,834	*
John K. Allen	23,647	*
Edwin D. Healy	14,892	*
Thomas C. Leonard	0	*
Francis L. McKone	35,329	*
Thomas M. O’Brien	181,305	1.3%
Jonathan W. Painter	96,317	*
William A. Rainville	674,700	4.6%
Joaquim S.S. Ribeiro	11,813	*
Edward J. Sindoni	144,530	1.0%
All directors and current executive officers as a group (12 persons)	1,323,010	8.8%

* Less than 1%

(1)	Except as reflected in the footnotes to this table, shares beneficially owned consist of shares owned by the person and by that person for the benefit of minor children, and all share ownership includes sole voting and investment power.

(2)	Shares beneficially owned by Dr. Albertine, Dr. Allen, Mr. Healy, Mr. McKone, Mr. O’Brien, Mr. Painter, Mr. Rainville, Mr. Ribeiro, Mr. Sindoni and all directors and current executive officers as a group include 8,334, 16,667, 13,334, 25,000, 169,700, 84,567, 602,614, 8,333, 129,667 and 1,175,391 shares, respectively, that the person or group had the right to acquire within 60 days of March 1, 2005, through the exercise of stock options. Shares beneficially owned by Mr. McKone and all directors and current executive officers as a group include 2,568 shares allocated to Mr. McKone’s account maintained under our deferred compensation plan for directors, which was discontinued in 2002. Shares beneficially owned by Mr. Painter include three shares held in a custodial account for the benefit of a minor child.

(3)	The address of PNC Financial Services Group, Inc. is One PNC Plaza, 249 Fifth Avenue, Pittsburgh, Pennsylvania 15222-2707. PNC Financial Services Group, Inc. has filed as the parent holding company of the following subsidiaries: PNC Bancorp, Inc.; PNC Bank, National Association; BlackRock Advisors, Inc.; BlackRock Financial Management, Inc.; and State Street Research & Management Company. BlackRock Advisors, Inc., BlackRock Financial Management, Inc. and State Street Research & Management Company are investment advisors and the other PNC entities are banks. The address and number of shares of our common stock beneficially owned by PNC Financial Services Group, Inc. is based on its Schedule 13G filed with the SEC on February 10, 2005, and is as of December 31, 2004.

(4)

The address of Dimensional Fund Advisors Inc. is 1299 Ocean Avenue, 11th Floor, Santa Monica, California 90401. Dimensional Fund Advisors Inc. is a registered investment advisor that furnishes investment advice to four registered investment companies and serves as investment manager to certain other commingled group trusts and separate accounts (the “Dimensional Funds”). Our shares are owned by the Dimensional Funds and Dimensional Fund Advisors Inc. disclaims beneficial ownership of our shares. The address and number of shares of our common stock beneficially owned by Dimensional Fund Advisors Inc. is based on an amendment to its Schedule 13G filed with the SEC on February 9, 2005, and is as of December 31, 2004.

(5)	The address of Wellington Management Company, LLP is 75 State Street, Boston, Massachusetts 02109. Wellington Management Company, LLP serves as an investment advisor to its clients, which are the record owners of our shares. The address and number of shares of our common stock beneficially owned by Wellington Management Company, LLP is based on an amendment to its Schedule 13G filed with the SEC on February 14, 2005, and is as of December 31, 2004.

(6)	The address of Wachovia Corporation is One Wachovia Center, Charlotte, North Carolina 28288-0137. Wachovia Corporation has filed as the parent holding company of Wachovia Securities, LLC, Evergreen Investment Management Company, Calibre Advisory Services, Inc., Delaware Trust Company, N.A. and Wachovia Bank, N.A. Wachovia Securities, LLC, Evergreen Investment Management Company and Calibre Advisory Services, Inc. are investment advisors for mutual funds and/or other clients, which entities are the beneficial owners of our shares. The other Wachovia entities hold our shares in a fiduciary capacity for their customers. The address and number of shares of our common stock beneficially owned by Wachovia Corporation is based on an amendment to its Schedule 13G filed with the SEC on February 16, 2005, and is as of December 31, 2004.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our directors and executive officers, and beneficial owners of more than 10% of our common stock, to file with the SEC initial reports of ownership and periodic reports of changes in ownership of our securities. Based upon a review of these filings, all Section 16(a) filing requirements applicable to such persons were complied with during 2004 on a timely basis.

EXECUTIVE COMPENSATION

Summary Compensation Table

The following table summarizes compensation information for our chief executive officer and our four other most highly compensated executive officers who received salary and bonus compensation in excess of $100,000 in the fiscal year ended January 1, 2005. These executive officers are collectively referred to as the “named executive officers.”

Summary Compensation Table

Long-Term Compensation
	Fiscal Year	Annual Compensation				Securities Underlying Options	All Other Compensation (1)
Name and Principal Position		Salary		Bonus
William A. Rainville Chief Executive Officer	2004 2003 2002	$ $ $	448,375 425,000 400,000	$ $ $	310,000 407,500 225,000	— — 400,000	$ $ $	10,808 9,608 100,907	(2)

Thomas M. O’Brien Executive Vice President and Chief Financial Officer	2004 2003 2002	$ $ $	240,000 230,000 215,000	$ $ $	178,000 180,000 100,000	— — 50,000	$ $ $	11,646 9,581 12,831

Edward J. Sindoni Senior Vice President	2004 2003 2002	$ $ $	225,000 218,000 205,000	$ $ $	140,000 140,000 95,000	— — 50,000	$ $ $	11,807 9,708 12,987

Jonathan W. Painter Executive Vice President	2004 2003 2002	$ $ $	208,000 200,000 190,000	$ $ $	100,000 130,000 95,000	— — —	$ $ $	11,990 9,898 217,813	(3)

Edwin D. Healy Vice President (4)	2004 2003 2002	$ $ $	230,000 230,000 230,000	$ $ $	200,000 190,000 55,000	— — —	$ $ $	11,753 9,581 12,598

(1)	The amounts disclosed in this column represent employer contributions under our company’s and subsidiaries’ 401(k) savings or profit sharing plans made on behalf of the executive officer, unless otherwise noted below.

(2)	In addition to the employer contributions referred to in footnote (1), the amount disclosed for Mr. Rainville in 2002 includes $49,121, which was the outstanding balance of a loan to Mr. Rainville that was forgiven in January 2002, and $40,762, which was paid to Mr. Rainville as a tax reimbursement to cover the additional federal and state income taxes due in connection with the forgiveness of the loan. In 1996, the company extended an interest-free loan to Mr. Rainville to purchase 2,000 shares of our common stock in order to comply with a stock holding policy for executive officers adopted in 1996. The stock holding policy was terminated and the outstanding balance of the loan that had not already been repaid by Mr. Rainville was forgiven effective January 2, 2002.

(3)	In addition to the employer contributions referred to in footnote (1), the amount disclosed for Mr. Painter in 2002 includes $114,078, which was the outstanding balance of a loan to Mr. Painter that was forgiven in January 2002, and $94,665, which was paid to Mr. Painter as a tax reimbursement to cover the additional federal and state income taxes due in connection with the forgiveness of the loan. In 1997, the company extended an interest-free loan to Mr. Painter to purchase 2,600 shares of our common stock in order to comply with a stock holding policy for executive officers adopted in 1996. The stock holding policy was terminated and the outstanding balance of the loan that had not already been repaid by Mr. Painter was forgiven effective January 2, 2002.

(4)	Mr. Healy was named an executive officer in October 2002.

Stock Options Granted During Fiscal Year 2004

No individual grants of stock options were made during fiscal 2004 to our named executive officers. It has not been our policy in the past to grant stock appreciation rights, and no such rights were granted during fiscal 2004.

Stock Options Exercised During Fiscal 2004 and Fiscal Year-End Option Values

The following table reports certain information regarding stock option exercises during fiscal 2004 and outstanding stock options held at the end of fiscal 2004 by our named executive officers. No stock appreciation rights were exercised or were outstanding during fiscal 2004.

Name	Shares Acquired on Exercise	Values Realized (1)	Number of Securities Underlying Unexercised Options at Fiscal Year- End (Exercisable/ Unexercisable) (2)	Value of Unexercised In-the- Money Options at Fiscal Year-End (Exercisable/ Unexercisable) (3)
William A. Rainville	43,883	$397,866	585,159/133,334	$3,434,975/$650,004

Thomas M. O’Brien	—	—	153,033/ 16,667	$944,998/$100,002

Edward J. Sindoni	33,333	$238,538	113,000/ 16,667	$547,667/$100,002

Jonathan W. Painter	23,427	$202,374	84,567/ 0	$557,801/ —

Edwin D. Healy	—	—	13,334/ 0	$99,338/ —

(1)	The amounts shown in this table represent the difference between the option exercise price and the market price on the date of exercise multiplied by the number of option shares exercised, which is the amount that would have been realized if the shares had been sold immediately upon exercise.

(2)	The vesting and exercise schedule for options granted in 2001 and after is 1/3 after the first year, 2/3 after the second year and 100% after the third year. Options granted prior to 2001 are immediately exercisable, but can be repurchased by us at the exercise price if the executive ceases to be an employee. The repurchase rights lapse over varying periods ranging from one to ten years, depending on the option term, which may vary from two to twelve years, provided that the executive continues to be employed during the period. The exercise price may be paid in cash or by delivery of already-owned shares, and tax-withholding obligations arising from the exercise may be paid by surrendering shares, subject to certain conditions.

(3)	The value of unexercised stock options is based on the difference between the exercise price and $20.50, the closing price of our common stock on the New York Stock Exchange on December 31, 2004.

Defined Benefit Retirement Plan

One of our subsidiaries maintains a defined benefit retirement plan for eligible U.S. employees in which all our named executive officers participate.

The following table states the estimated annual benefits payable upon retirement to eligible employees in specified compensation and years-of-service classifications under the retirement plan. The estimated benefits at certain compensation levels reflect the statutory limits on compensation that can be recognized for plan purposes. The limit in 2004 was $205,000 per year.

	Years of Service
Average Annual Compensation	15	20	25	30	35
$100,000	$26,250	$35,000	$43,750	$48,125	$48,125
$125,000	$32,813	$43,750	$54,688	$60,156	$60,156
$150,000	$39,375	$52,500	$65,625	$72,188	$72,188
$175,000	$45,938	$61,250	$76,563	$84,219	$84,219
$205,000	$53,813	$71,750	$89,688	$98,656	$98,656

Each eligible employee receives a monthly retirement benefit, beginning at normal retirement age (65), based on a percentage (1.75%) of his average monthly compensation before retirement, multiplied by his years of service (up to a maximum of 30 years). Full credit is given for the first 25 years of service, and half credit is given for years over 25 and less than 30. Benefits are reduced for retirement before normal retirement age. Average monthly compensation is generally defined as average monthly base salary over the five consecutive years of highest compensation in the ten-year period preceding retirement. For 2004, the compensation recognized for plan purposes was $205,000 for Messrs. Rainville, O’Brien, Sindoni, Painter and Healy. Assuming retirement at age 65, the estimated credited years of service recognized under the retirement plan would be 30, 26, 22 and 23 for Messrs. Rainville, O’Brien, Sindoni and Painter. The estimated credited years of service recognized under the retirement plan for Mr. Healy, who is over age 65, is currently seven years. Benefits under the retirement plan are fully vested after five years of service. The actual benefits that would be received by the participants are subject to reduction for Social Security benefits from the estimated benefits shown in the table. The plan benefits shown are payable during the employee’s lifetime unless the employee elects another form of benefit that provides death benefit protection.

Change in Control Agreements

We have change in control agreements with our officers and key employees that provide severance pay and continuation of certain welfare benefits in the event of a change in control and a subsequent loss of employment within 18 months. A “change in control” is defined in the agreements as:

•	the acquisition by any person of 40% or more of our outstanding common stock or voting securities;

•	the failure of our incumbent directors to constitute a majority of our board of directors, meaning directors who are members of our board of directors on the date of the agreement and members who are subsequently nominated or elected by a majority of the incumbent directors;

•	the consummation of a merger, consolidation, reorganization, recapitalization or statutory share exchange, or the sale or other disposition of all or substantially all of our assets, unless immediately after such transaction (a) the holders of our common stock immediately prior to the transaction own more than 60% of the outstanding voting securities of the resulting or acquiring corporation in substantially the same proportions as their ownership immediately prior to such transaction and (b) no person after the transaction owns 40% or more of the outstanding voting securities of the resulting or acquiring corporation; or

•	approval by our stockholders to completely liquidate or dissolve our company.

The purpose of these agreements is to retain our management and assure their continued dedication without distraction by the possibility of a change in control. The agreements provide for severance payments and the continuation of certain welfare benefits to an executive whose employment is terminated, either voluntarily with “good cause” or involuntarily “without cause,” during the 18-month period following a change in control.

The amount of severance pay and the length of time welfare benefits continue is based on the executive’s position. Mr. Rainville, our chief executive officer, would be entitled to severance pay equal to three times his highest annual salary and annual bonus during the prior five years, and would be provided benefits for a three-year period, substantially equivalent to the benefits package he otherwise would have been entitled to receive if his employment had not been terminated. All the other named executive officers would be entitled to severance pay equal to two times their highest annual salary and annual bonus during the prior five years, and would be provided benefits for a two-year period substantially equivalent to the benefits package they otherwise would have been entitled to receive if their employment had not been terminated. The agreements also require tax reimbursement payments to executives to mitigate any excise tax imposed on the executive if payments under the agreements are deemed to be “excess parachute payments” under Section 280G of the U.S. Internal Revenue Code of 1986, as amended.

The agreements also provide that upon a change in control all outstanding options will be fully vested, all resale and repurchase rights will lapse, and all restrictions on restricted stock will lapse. Each executive also is entitled to a cash payment to be used toward outplacement services equal to $25,000 for Mr. Rainville and $20,000 for each of the other named executive officers.

COMMITTEE REPORT ON EXECUTIVE COMPENSATION

The compensation committee of our board of directors administers our executive compensation program. The committee consists solely of independent directors and is responsible for approving all elements of compensation for our executive officers. The committee provided the following report.

Compensation Philosophy

Our compensation policies are designed to reward and motivate executives to achieve long-term value for our stockholders by meeting our business objectives, and to attract and retain dedicated, talented individuals to accomplish our objectives. We believe that an executive compensation program designed and administered with a clear and strong link to our business strategy and long-term goals, and to stockholder returns, will accomplish these objectives.

In 2005, we engaged an outside compensation consultant to assess the competitiveness of our executive compensation program and to advise us on the appropriate level of compensation for our chief executive officer. Our goal is to assess all aspects of our compensation program to reflect the ongoing responsibilities of our management team under evolving regulatory requirements and as our company changes, assuming the successful completion of the acquisition of The Johnson Corporation and the disposition of our composite building products business.

Components of Executive Compensation

Our executive compensation program consists of the following elements:

•	base salary

•	annual cash incentive compensation or bonus

•	long-term incentives, primarily in the form of stock options or restricted stock

We review and determine the components of executive compensation for the executive officers as described below.

Base Salary. Base salary is annual cash compensation and is determined by the executive’s job responsibilities and competitive market factors, including general or regional economic conditions and cost of living changes. Base salary is reviewed and adjusted annually based on a salary range, which reflects competitive salaries for executives with similar responsibilities.

Bonus. The annual incentive component of executive compensation links pay to objective financial measures and achievement of subjective goals that we believe enhance stockholder value. At the beginning of each year, we determine a reference bonus for each executive based on a competitive range, which reflects the executive’s job responsibilities and competitive market conditions. At year-end, we determine the actual bonus to be paid to the executive based on our company’s overall performance and the performance of the businesses reporting to the executive, as well our assessment of the achievement of stated subjective goals, which vary for each executive. In 2004, we measured our company’s performance on growth in earnings per share and return on stockholders’ equity, and individual businesses were measured on growth in their operating income and return on net assets. There are no targeted, minimum or maximum levels of annual incentive compensation.

Long-Term Incentive Compensation. We use stock-based compensation in the form of stock options or restricted stock to link long-term executive compensation to long-term increases in stockholder value. Our determination of the number of stock options to be granted or restricted stock to be awarded is based on competitive practices and the executive’s level of responsibility. We give consideration to the number of stock options or shares of restricted stock previously granted to an executive in considering the appropriate size of an award. We did not grant stock options or restricted stock in 2004 to our executive officers.

2004 CEO Compensation

We used the same compensation philosophy and guidelines discussed above to determine Mr. Rainville’s 2004 compensation. In early 2004, we adjusted Mr. Rainville’s salary and reference bonus for 2004 to reflect competitive and geographic considerations. In early 2005, we applied the same methodology we used for other executive officers, as explained above, to determine Mr. Rainville’s actual 2004 bonus. In our determination, we did not consider any subjective factors. We did not grant any stock options to Mr. Rainville in fiscal 2004. During 2005, we plan to review Mr. Rainville’s compensation with our compensation consultant to determine its competitiveness, taking into account the changes in our company’s structure and Mr. Rainville’s experience as a seasoned executive in the paper industry.

Policy on Deductibility of Compensation

Section 162(m) of the Internal Revenue Code limits the tax deduction available to public companies for annual compensation paid to our chief executive officer and other named executive officers in excess of $1 million, unless the compensation qualifies as “performance-based” or is otherwise exempt from Section 162(m). We consider the potential effect of Section 162(m) in designing our executive compensation program, but we reserve the right to use our independent judgment to approve nondeductible compensation, while taking into account the financial effects such action may have on our company. From time to time, we re-examine our executive compensation practices and the effect of Section 162(m).

By the compensation committee of the board of directors,

Dr. John M. Albertine (chairman)

Mr. Francis L. McKone

AUDIT COMMITTEE REPORT

The role of the audit committee is to assist the board of directors in its oversight of the company’s financial reporting process, as stated in the charter of the committee, which is available on the company’s web site at www.kadant.com.

Management is responsible for the preparation, presentation and integrity of the company’s financial statements, its accounting and financial reporting principles, and its internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. The company’s independent auditor is responsible for auditing the company’s financial statements and expressing an opinion as to their conformity with generally accepted accounting principles. The audit committee is responsible for providing independent, objective oversight of these functions.

In the performance of our oversight function, we have reviewed and discussed the audited financial statements of the company for the fiscal year ended January 1, 2005, with management and our independent auditor, Ernst & Young LLP. We also discussed with Ernst & Young LLP the reasonableness of significant judgments and the clarity of disclosures in the financial statements, the quality, not just the acceptability, of the company’s accounting principles and such other matters as are required to be discussed with the committee under generally accepted auditing standards, including the matters required to be discussed by Statement on Auditing Standards No. 61, Communication with Audit Committees, as currently in effect. We have received from Ernst & Young LLP the letter and other written disclosures required by Independence Standards Board Standard No. 1,

Independence Discussions with Audit Committees, as currently in effect, and have discussed with Ernst & Young LLP their independence from the company. We have also considered whether the provision of other non-audit services by Ernst & Young LLP is compatible with maintaining their independence.

Based on our review of the materials and discussions with management and the independent auditor described in this report, we recommended to the board of directors that the audited financial statements be included in the company’s annual report on Form 10-K for the year ended January 1, 2005, for filing with the U.S. Securities and Exchange Commission.

By the audit committee of the board of directors,

Mr. Francis L. McKone (chairman)

Dr. John M. Albertine

Dr. John K. Allen

Mr. Joaquim S.S. Ribeiro

COMPARATIVE PERFORMANCE GRAPH

The following line graph compares the cumulative, five-year total stockholder return assuming an investment of $100 (and the reinvestment of any dividends) in our common stock, the Standard & Poor’s 500 Stock Index and the Dow Jones Paper #1737 Index. Our common stock trades on the New York Stock Exchange under the ticker symbol “KAI.” Because our fiscal year ends on a Saturday, the graph uses the last trading day of our fiscal year.

Comparison of Total Returns Among Kadant Inc., the Standard & Poor’s 500 Stock Index

and the Dow Jones Paper #1737 Index

from December 31, 1999 to January 1, 2005

.

	12/31/99	12/29/00	12/28/01	12/27/02	1/3/04	1/1/05
Kadant Inc.	100	48	42	43	59	58
S&P 500 Stock Index	100	91	80	62	80	89
Dow Jones Paper #1737 Index (1)	100	92	92	80	101	106

(1)	This index was formerly known as the Dow Jones U.S. Paper Products Index.

INDEPENDENT AUDITOR

The board of directors has retained Ernst & Young LLP as our independent auditor for the current fiscal year and the preceding fiscal year ended January 1, 2005. Representatives of Ernst & Young LLP are expected to be present at the meeting and will have the opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions.

Fees of Independent Auditor

The following table summarizes the fees of Ernst & Young LLP, our independent auditor, billed to us for each of the last two fiscal years for audit and other services. All such services were approved by the audit committee of our board of directors, in accordance with its pre-approval policies and procedures as described below in the section captioned “Pre-approval Policy and Procedures.”

Fee Category	Fiscal 2004	Fiscal 2003
Audit Fees (1)	$989,400	$481,000
Audit-Related Fees (2)	$1,337,562	$141,000
Tax Fees (3)	$120,840	$285,000
All Other Fees	$0	$0

Total Fees	$2,447,802	$907,000

(1)	Audit fees consist of fees for the audit of our annual financial statements, the review of the interim financial statements included in our quarterly reports on Form 10-Q and other professional services provided in connection with statutory and regulatory filings or engagements. In 2004, these fees included $422,100 for the assessment of our internal control over financial reporting. These fees also include expanded audit procedures or consultations with the company’s management as to the accounting or disclosure treatment of transactions or events under the actual or potential impact of final or proposed rules, standards or interpretations by the SEC, Financial Accounting Standards Board or other regulatory or standard setting bodies.

(2)	Audit-related fees consist of fees for assurance and related services that are reasonably related to the performance of the audit or the review of our financial statements and are not reported under “Audit Fees.” All of the services provided in 2003 and $250,300 of the services provided in 2004 related to the evaluation of the impact of the internal control reporting obligations and guidance for company accounting personnel in implementing the internal control documentation required by these obligations. Audit-related services in 2004 included $1,082,362 for services rendered during 2004 in conducting financial due diligence of the proposed acquisition of The Johnson Corporation.

(3)	Tax fees consist of fees for tax compliance, tax advice and tax planning services. Tax compliance services related to the preparation of original and amended tax returns, claims for refunds and tax payment-planning services. Tax compliance services accounted for $85,000 of the total tax fees paid for 2004 and $91,000 of the total tax fees paid for 2003. Tax advice and tax planning services related primarily to assistance with tax audits and appeals, and international tax planning. Tax advice and tax planning services accounted for $35,840 of the total tax fees paid for 2004 and $194,000 of the total tax fees paid for 2003.

Pre-Approval Policy and Procedures

The audit committee of our board of directors has adopted a policy requiring that all audit and non-audit services to be performed by our company’s independent auditor be approved in advance by the committee. Generally, the services must be approved in advance by the audit committee at a meeting, at which the services to be provided are described, any non-audit service to be performed is confirmed to be a permissible non-audit service and a maximum amount for the service is provided. The monetary limit may not be exceeded without obtaining further pre-approval under this policy.

The audit committee may pre-approve specified types of services that are expected to be provided to our company by its independent auditor during the next 12 months. A condition to such pre-approval is that the service be described in sufficient detail and be subject to a maximum dollar amount. An example of such services would be the quarterly review of the company’s interim financial statements.

The audit committee has delegated to the chairman of the committee the authority to pre-approve any audit or non-audit services to be provided by the independent auditor, provided that the service is described in sufficient detail and is subject to a maximum dollar amount. The approval of such services must be reported to the entire committee at its next regular meeting.

OTHER ACTION

We are not aware at this time of any other matters that will be presented for action at the meeting. Should any such matters be presented, the proxies grant power to the proxy holders to vote shares represented by the proxies in the discretion of the proxy holders.

STOCKHOLDER PROPOSALS

Stockholder proposals intended to be included in the proxy statement and form of proxy relating to our 2006 annual meeting of stockholders and to be presented at that meeting must be received by us for inclusion in the proxy statement and form of proxy no later than December 27, 2005. In addition, our bylaws contain an advance notice provision that requires stockholders who desire to bring proposals before an annual meeting (which proposals are not to be included in our proxy statement and are submitted outside the processes of Rule 14a-8 of the Securities Exchange Act of 1934, as amended) to comply with the advance notice provision. The advance notice provision requires that stockholders give timely written notice of their proposal to our corporate secretary. To be timely, notices must be delivered to our corporate secretary at our principal executive office not less than 60 nor more than 75 days before the first anniversary of the date we mailed our proxy materials the prior year. Accordingly, a stockholder who intends to present a proposal at the 2006 annual meeting of stockholders must provide written notice of the proposal to our corporate secretary after February 10, 2006 and before February 25, 2006. Proposals received at any other time will not be voted on at the meeting. Stockholders who wish to nominate director candidates for the stockholders to consider must include in the notice the additional information specified in our bylaws including, among other things, the candidate’s name, biographical data and qualifications. If a stockholder makes a timely notification, the proxies that we solicit for the meeting may still exercise discretionary voting authority on the proposal, consistent with the proxy rules of the SEC.

SOLICITATION STATEMENT

The cost of this solicitation of proxies will be borne by the company. Solicitation will be made primarily by mail, but our regular employees may solicit proxies personally or by telephone, facsimile transmission or telegram. Brokers, nominees, custodians and fiduciaries are requested to forward solicitation materials to obtain voting instructions from beneficial owners of shares registered in their names, and we will reimburse such parties for their reasonable charges and expenses.

Acton, Massachusetts

April 26, 2005

FORM OF PROXY

KADANT INC.

PROXY FOR ANNUAL MEETING OF STOCKHOLDERS TO BE HELD JUNE 7, 2005

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints William A. Rainville, Thomas M. O’Brien and Jonathan W. Painter, or any one of them in the absence of the others, as attorneys and proxies of the undersigned, with full power of substitution, for and in the name of the undersigned, to represent the undersigned at the Annual Meeting of the Stockholders of Kadant Inc., a Delaware corporation (the “Company”), to be held on Tuesday, June 7, 2005 at 2:30 p.m. at the Langham Hotel, 250 Franklin Street, Boston, Massachusetts, and at any adjournment or postponement thereof, and to vote all shares of common stock of the Company standing in the name of the undersigned on April 21, 2005, with all of the powers the undersigned would possess if personally present at such meeting:

(Continued and to be signed on the reverse side)

ANNUAL MEETING OF STOCKHOLDERS OF

KADANT INC.

June 7, 2005

Please date, sign and mail your proxy card in the enveloped provided as soon as possible.

Please detach along perforated line and mail in the envelope provided.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF DIRECTORS.

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE.

PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE.    ☒

1.	Election of two directors to the class to be elected for a three-year term expiring in 2008.

Nominees:	☐ John M. Albertine

☐ Thomas C. Leonard

☐ FOR ALL NOMINEES

☐ WITHHOLD AUTHORITY FOR ALL NOMINEES

☐ FOR ALL EXCEPT (See instructions below)

INSTRUCTION:	To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: ☐.

2.	In their discretion on such other matters as may properly come before the Meeting.

The shares represented by this Proxy will be voted “FOR” the proposals set forth above if no instruction to the contrary is indicated or if no instruction is given.

Copies of the Notice of Meeting and of the Proxy Statement have been received by the undersigned.

PLEASE DATE, SIGN AND PROMPTLY RETURN THIS PROXY IN THE ENCLOSED ENVELOPE.

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.    ☐

Signature of Stockholder	DATE______________________

Note:	Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.